                      TRANSFER AGENCY AND SERVICE AGREEMENT


AGREEMENT made as of the 19th day of August, 2002, by and between Fresco'sm' Index Shares Funds, a Massachusetts business trust, having its principal office and place of business at 51 West 52nd Street, New York, New York 10019 (the "Trust"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust intends to initially offer shares in two series, the Fresco'sm' Dow Jones STOXX 50'sm' Fund and the Fresco'sm' Dow Jones Euro STOXX 50'sm' Fund (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with
Section 10, being herein referred to as a "Fund", and collectively as the "Funds"); and

WHEREAS, the Trust will issue and redeem shares of each Fund only in aggregations of shares known as "Creation Units" (currently 50,000 shares in the case of each Fund) (each a "Creation Unit") principally in kind for portfolio securities of the respective Fund, as more fully described in the prospectus and statement of additional information of the Trust (together, the "Prospectus") included in its registration statement on Form N-1A (the "Registration Statement") Registration Nos. 811-21145 and 333-92106; and

WHEREAS, the shares of each Fund have been approved for listing on the New York Stock Exchange (the "Exchange"), subject to notice of issuance; and

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York ("DTC"), or its nominee, will be the initial record or registered owner (the "Shareholder") of all shares; and

WHEREAS, the Trust, on behalf of the Funds, desires to appoint the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Bank desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

l.   Terms of Appointment; Duties of the Bank

1.1 Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of the Funds, hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for the authorized and issued shares of beneficial interest, $ 0.01 par value of each Fund listed on Annex A hereto ("Shares"), and as the Trust's dividend disbursing agent.

1.2  The Bank agrees that it will perform the following services:

     (a) In accordance with procedures established from time to time by agreement between the Trust on behalf of each of the Funds, as applicable, and the Bank, the Bank shall:

          (i) Review upon receipt from the Trust's distributor (the "Distributor") orders from Authorized Participants (as defined in the Prospectus) for the purchase of Creation Units which have been submitted to the Distributor and based on its records and the records of DTC determine whether the order if accepted will result in the depositor of the Fund Deposit owning or appearing to own eighty percent (80%) of the outstanding Shares of such Fund and provide advice of the same to the Distributor;

          (ii) Receive from the Distributor purchase orders from Authorized Participants (as defined in the Prospectus) for Creation Units received in good form and accepted by or on behalf of the Trust by the Distributor; generate and transmit or cause to be generated and transmitted confirmation of receipt of such purchase orders to the Authorized Participants submitting the same; transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and pursuant to such orders issue the appropriate number of Shares of the applicable Fund and hold such Shares in the account of the Shareholder for each of the respective Funds of the Trust;

         (iii) Receive from Authorized Participants redemption requests;
               deliver the appropriate documentation thereof to the authorized custodian of the Trust (the "Custodian"); generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable; and redeem the appropriate number of Creation Units held in the account of the Shareholder and, at the appropriate time, cause to be paid over in the appropriate manner monies to the redeeming party.

          (iv) Prepare and transmit by means of DTC's book-entry system payments for dividends and distributions declared by the Trust on behalf of the applicable Fund;

          (v) Maintain the record of the name and address of the Shareholder and the number of Shares issued by each Fund of the Trust and held by the Shareholder;

          (vi) Record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Trust, and of each Fund, which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Bank shall also provide the Trust on a regular basis with the total number of Shares of each Fund which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

         (vii) Prepare and transmit to the Trust and the Administrator all information with respect to purchases and redemptions of Shares as may be required to be reported to the Exchange and any other applicable securities exchange;

        (viii) On days that a Fund may accept orders for purchases or redemptions, calculate and transmit to the Custodian and the Trust's administrator the number of outstanding Shares for each Fund;

          (ix) On days that a Fund may accept orders for purchases or redemptions, transmit to the Custodian, the Trust and DTC the amount of Shares purchased or redeemed for such Fund;

          (x) Confirm to DTC the number of Shares evidenced by each global certificate in registered form (the "Global Certificate") issued to the Shareholder, as DTC may reasonably request;

          (xi) Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

         (xii) Extend the voting rights to the Shareholder and/or beneficial owners of Shares in accordance with the policies and procedures of DTC for book-entry only securities;

        (xiii) Create and maintain all necessary books and records of the Trust, including those that are specified in this Agreement, in accordance with applicable laws, rules and regulations, including, but not limited to records required by Section 31(a) of the 1940 Act and the rules promulgated thereunder, and those records pertaining to the various functions performed the Bank hereunder. All records shall be available upon reasonable notice and at reasonable times for inspection and authorized use by the Trust and its agents and, where applicable, all records shall be maintained by the Bank for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: perform the customary services of a transfer agent and dividend disbursing agent including but not limited to: maintaining the account of the Shareholder, obtaining a list of DTC participants holding interests in the Global Certificate at the request of the Trust, mailing of proxies, receiving proxies, withholding taxes on all accounts, including non-resident alien accounts, mailing shareholder reports, prospectuses, including any amendments and supplements thereto and other shareholder communications to the Shareholder or DTC participants or beneficial owners of Shares at the request of the Trust and providing Shareholder account information.

     (c) For so long as Shares are represented by Global Certificates, the following shall be delivered to DTC for delivery to beneficial owners in accordance with the procedures for book-entry only securities of
          DTC:

          (i)   Annual and semi-annual reports of the Trust;


          (ii) Prospectus and amendments and supplements to the Prospectus, including stickers; and

          (iii) Other communications as may be required by law or reasonably requested by the Trust.

     (d) The Bank shall provide additional services on behalf of the Trust (i.e., escheatment services) which may be agreed upon in writing between the Trust and the Bank.

2.   Fees and Expenses

2.1 The Bank shall receive from the Trust such compensation for the Transfer Agent's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties, and initially set forth in the fee schedule as agreed to by the parties and as amended from time to time, which represents the combined fee schedule for custody, administration and transfer agency services to be provided by the Bank and its affiliates to the Trust. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

2.2 In addition to the fee paid under Section 2.1 above, the Trust agrees on behalf of each of the Funds to reimburse the Bank for reasonable out-of-pocket expenses, set forth in the Fee Schedule agreed to in connection with this Agreement. In addition, any other reasonable expenses incurred by the Bank at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of the applicable Fund.

2.3 The Trust agrees on behalf of each of the Funds to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Trust reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Trust at least three (3) days prior to the mailing date of such materials.

3.   Representations and Warranties of the Bank

The Bank represents and warrants to the Trust that:

3.1 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

3.2 It is in full compliance with all applicable federal, state and local laws with respect to its duties under this Agreement.

3.3 It is empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into and perform this Agreement.

3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.   Representations and Warranties of the Trust

The Trust represents and warrants to the Bank that:

4.1 It is a Massachusetts Business Trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

4.2 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

4.3 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.4  It is an open-end management investment company registered under the 1940
     Act.

4.5 A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Funds will be effective as of the first date that each Fund offers shares and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

5.   Data Access and Proprietary Information

5.1 The Trust acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Bank as part of the Trust's ability to access certain Trust-related data ("Customer Data") maintained by the Bank on data bases under the control and ownership of the Bank or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank or other third party. In no event shall Proprietary Information be deemed Customer Data. The Trust agrees to treat all Proprietary Information as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder and as may be required in the ordinary course of the Trust's business. Without limiting the foregoing, the Trust agrees for itself and its employees and agents:

     (a) to access Customer Data solely from locations as may be designated in writing by the Bank and solely in accordance with the Bank's applicable user documentation;

     (b) to refrain from copying or duplicating in any way the Proprietary Information;

     (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Bank in a timely manner of such fact upon discovery of such unauthorized access and dispose of such information in accordance with the Bank's instructions;

     (d) to refrain from causing or allowing the Proprietary Information acquired hereunder from being retransmitted to any other computer facility or other location, except as may be required in the ordinary course of the Trust's business with the prior written consent of the Bank;

     (e) that the Trust shall have access only to those authorized transactions [in Proprietary Information?] agreed upon by the parties;

     (f) to honor all reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law, under federal copyright law and under other federal or state law.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5. The obligations of this Section 5.1 shall survive any earlier termination of this Agreement.

5.2 If the Trust notifies the Bank that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Bank shall endeavor in a timely manner to correct such failure. Organizations from which the Bank may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Bank arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION

     THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE BANK EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.3 If the transactions available to the Trust include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Bank from time to time.

6.   Responsibility and Liability of the Trust and the Bank

6.1 The Bank shall not be responsible for, and the Trust shall on behalf of the applicable Fund indemnify and hold the Bank harmless from and against, any and all losses, damages, action, suits, claims, costs, charges, payments, expenses, including reasonable counsel fees, and liability (collectively, "Losses") arising out of or attributable to:

     (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

     (b) The Trust's negligence, willful misconduct or lack of good faith which arise out of the breach of any representation or warranty of the Trust hereunder.

     (c) The reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust.

     (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Trust on behalf of the applicable Fund.

     (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.


6.2 The Trust, its Board of Trustees, officers and agents shall not be liable for any Losses that arise out of the negligent acts or omissions, bad faith, willful misconduct or material breach of this Agreement by the Bank, its officers, directors or employees or any of its agents or subcustodians in connection with the activities undertaken pursuant to this Agreement.

6.3 At any time the Bank may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement. The Bank, its agents and subcontractors shall be entitled to rely upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

6.4 In order that the indemnification provisions contained in Section 6.1 shall apply, upon the assertion of a claim for which the Trust may be required to indemnify the Bank, the Bank shall promptly notify the Trust of such assertion, and shall keep the Trust advised with respect to all developments concerning such claim. The Trust shall have the option to participate with the Bank in the defense of such claim or to defend against said claim in its own name or in the name of the Bank. The Bank shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify the Bank except with the Trust's prior written consent, which consent shall not be unreasonably withheld.

7.   Standard of Care

     The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

8.   Covenants of the Trust and the Bank

8.1 The Trust shall on behalf of each of the Funds promptly furnish to the Bank the following:

     (a) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Bank and the execution and delivery of this Agreement.

     (b) A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

8.2 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

8.3 The Bank and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

8.4.1 The bank affirms that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information.

8.5 In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Bank will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9.     Termination of Agreement

9.1 This Agreement may be terminated by either party upon ninety (90) days written notice to the other.

9.2 Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust on behalf of the applicable Fund(s). Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination.

10.    Additional Series

       In the event that the Trust establishes one or more series of Shares in addition to the Funds with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

11.    Assignment

11.1 Except as provided in Section 11.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

11.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

11.3 The Bank may, without further consent on the part of the Trust, subcontract for the performance, in whole or in part, of this Agreement with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(2)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(2), (iii) a BFDS affiliate or
       (iv) Boston EquiServe Trust Company, N.A.; provided, however, that the Bank shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions.

12.  Amendment

     This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

13.  Massachusetts Law to Apply

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

14.  Force Majeure

     In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

15.  Consequential Damages

     Neither party to this Agreement shall be liable to the other party or any third party for consequential damages in connection with this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

16.  Merger of Agreement

     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

17.  Limitations of Liability of the Trustees and Shareholders

17.1 The Declaration of Trust, dated February 13, 2002, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name "Fresco'sm' Index Shares Funds" means the Trustees from time to time serving (as Trustees but not personally) under such Declaration of Trust. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust personally, but shall bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Declaration of Trust.

17.2 This Agreement is an agreement entered into between the Bank and the Trust with respect to each Fund. With respect to any obligation of the Trust, on behalf of any Fund arising out of this Agreement, the Bank shall look for payment or satisfaction of such obligation solely to the assets of the Fund to which such obligation relates as though the Bank had separately contracted with the Trust by separate written instrument with respect to each Fund.

18.  Notices

     Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

            if to the Trust, on behalf of a Fund:
            Fresco'sm' Index Shares Funds
            51 West 52nd Street
            New York, NY  10019
            Fax number (212) 882-5370
            Attention: Amy R. Doberman, Esq.

            if to the Bank:
            State Street Bank and Trust Company
            One Federal Street
            Mail Stop, 9th Floor
            Boston, Massachusetts 02110
            Attn:  Mary Zeven

19.  Severability

     In the event any provision of this Agreement shall be held unenforceable or invalid for any reason, the remainder of the Agreement shall remain in full force and effect.

20.  Counterparts

     This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

21.  Reproduction of Documents

     This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.


                                   * * * * * *


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.



                                       FRESCO'sm' INDEX SHARES FUNDS


                                       BY: /s/ David M. Goldenberg
                                           ------------------------------------
                                           Name:  David M. Goldenberg
                                           Title: Secretary







                                       STATE STREET BANK AND TRUST COMPANY


                                       BY: /s/ Alan D. Greene
                                          -------------------------------------
                                          Name:  Alan D. Greene
                                          Title: Executive Vice President

                                     ANNEX A


Fresco'sm' Dow Jones STOXX 50'sm' Fund

Fresco'sm' Dow Jones Euro STOXX 50'sm' Fund